[VAN KASPER & COMPANY LOGO]
                   [VAN KASPER & COMPANY LETTERHEAD]

                    CONSENT OF VAN KASPER & COMPANY

We consent to the reference to our firm under the captions "Opinion of Financial Advisor" and "Experts" and to the use of our Opinion dated March 14, 1995 included in the Proxy Statement of Lazer-Tron ("Lazer-Tron") which is made a part of the Registration Statement on Form S-4 and related Prospectus/Proxy Statement of Acclaim Entertainment, Inc. ("Acclaim") and Lazer-Tron in connection with the special meeting of Lazer-Tron's shareholders and the registration of Acclaim's common stock to be issued upon consummation of the merger of a wholly-owned subsidiary of Acclaim and Lazer-Tron.

                                    VAN KASPER & COMPANY


                                    David H. Horwich
                                    Vice President
                                    Corporate Finance
Los Angeles, California
June 8, 1995